KNOW-HOW LICENSE AGREEMENT

THIS KNOW-HOW LICENSE AGREEMENT (the "Agreement") is made as of the 22nd day of January, 2006 (the "Effective Date"), by and between Mr. Lei Zhu, a Chinese citizen (the "Licensor"), and Harbin OT Pharmaceutical Co., Limited, a Samoa company (the "Licensee").

Each of the Parties above may hereinafter be referred to as a “Party” or collectively referred to as the “Parties”.

WITNESSETH:

WHEREAS, the Licensor is the owner of certain know-how titled “A Kind of Broad-spectrum and Antibacterial Gynecological Suppository and Generic Technique of Manufacture for Ointment” (the “Know-how”);

WHEREAS, the Licensee desires to obtain from the Licensor and the Licensor desires to grant to the licensee to use such License, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

Article 1
Definitions

1.1
“License” shall mean a non-exclusive, world-wide, revocable, perpetual right and license, under any and all copyrights, patents, trade secrets, trademark, and other intellectual property rights owned or hereafter acquired by the Licensor, to use the Know-How for the purposes of designing, developing and manufacturing gynecological suppositories.

1.2	“Licensed Products” shall mean any service, product, or part thereof that is manufactured with the benefit of the License.

1.3	“Net Sales” shall mean the gross amount billed by Licensee and its Sub-licensee for Licensed Products.

1.4	“Reporting Period” shall begin on the first day of each calendar year and end on the last day of such calendar year.

1.5	“Sub-licensee” shall mean any sub-licensee of the rights granted Licensee under Article 2 of this Agreement.

1.6	“PRC” shall mean the People’s Republic of China.

Article 2
Grant of License

2.1
The Licensor hereby grants and agrees to grant to the Licensee the License. The Licensor will deliver the Know-How to the Licensee for use in accordance with this paragraph. Such delivery will include both the physical transfer of tangible embodiments of Know-How and the oral and visual communication of non-tangible Know-How.

2.2	The Licensor shall provide samples, drawings and other documents relating to the Know-how to the Licensee at the time the use of the Know-how is licensed to the Licensee.

2.3	The Licensee shall have the right to grant sublicenses of the rights granted under Article 2.1 hereof to any third parties provided that a prior written approval from the Licensor is obtained.

Article3
Royalty

Licensee shall pay to Licensor a running royalty of two percent (2.0%) on Net Sales of License Product by Licensee and Sub-licensee, Running royalties shall be payable for each Reporting Period and shall be due to Licensor within sixty (60) days of the end of each Reporting Period.

Article 4
Responsibilities and Obligations

4.1	Unless otherwise stipulated in this Agreement, the Licensor shall license the use of the Know-how to the Licensee according to Article 2 of this Agreement.

4.2	The Licensee may sub-license the Know-how to any third party with the written consent of the Licensor.

Article 5
Representations and Warranties

5.1	Representations and warranties by the Licensor:

(1)	The Licensor possesses legal title on the Know-how licensed under this Agreement and has the legal right to license the Know-how to the Licensee;

(2)
The Licensor's execution and performance of this Agreement will not violate any law or regulation, nor will it contradict with the any legal document to which he is a party or is otherwise bound. This Agreement will constitute legal and binding obligations of the Licensor once duly executed.

5.2	Representations and warranties by the Licensee

(1)
The Licensee is a company duly organized, validly existing and in good standing under the laws of Samoa and has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement.

(2)
The Licensee's execution and performance of this Agreement will not violate any law or regulation, nor will it contradict with the Licensee's articles of association or any legal document to which it is a party or is otherwise bound. This Agreement will constitute legal and binding obligations of the Licensee once duly executed.

Article 6
Proprietary Rights

The Licensee acknowledges and agrees that the Licensor has and will retain all ownership title to the Know-How, including all patent rights, copyrights, copyright registrations, trade secrets, trademarks, service marks, trademark and service mark registrations, related goodwill and confidential and proprietary information. The Licensee will have no rights in the Know-How except as explicitly stated in this Agreement.

Article 7
Confidentiality

7.1
Each party shall not disclose any confidential information received from the other party for the purpose of executing or performing this Agreement, and shall not disclose, transfer or license such confidential information to any third party or use it for any purpose other than this Agreement, unless previously authorized in writing by the provider for a period of five years from the date of disclosure hereunder, except as otherwise permitted by this Agreement or with the other party’s prior consent. For the purpose of this Agreement, confidential information shall not include information that(in each case as evidenced by written records or other competent evidence):

(1)	was known to the receiving party at the time of disclosure hereunder by the disclosing party;

(2)
was generally available to the public or was otherwise part of the public domain at the time of disclosure hereunder, or became generally available to the public or otherwise part of the public domain after disclosure hereunder other than through any act or omission of the receiving party in breach of this Agreement;

(3)	became known to the receiving party after disclosure from a source that had a lawful right to disclose such information to others; or

(4)	was independently developed by the receiving party without the use of any confidential information of the disclosing party.

7.2
Upon the termination of this Agreement, the receiver party shall return any document, material or software containing the confidential information to the provider for a period of five years from the date of disclosure hereunder, except as otherwise permitted by this Agreement or with the other party’s prior consent. For or otherwise destroy the same at the provider's request, and remove the confidential information from any of its memory equipment, and shall not continue to use the same confidential information therefrom.

7.3	Both Parties agree that this Article shall survive after this Agreement is expired or terminated unless otherwise agreed upon by the parties.

Article 8
Innovation and Upgrading of the Know-how

Both the Licensor and the Licensee have the right to innovate and upgrade by itself the Know-how and unless otherwise agreed by the parties, the innovated or upgraded Know-how and related intellectual property shall remain the property of the party innovating or updating the Know-how.

Article 9 Term and Termination

9.1
This Agreement shall become effective on the date first above written, and shall continue to be effective for 5 years and shall thereafter be automatically renewed for 5 years, unless either party gives the other a notice of termination in written form at least three (3) months prior to the expiration of the original term or any such renewal term of this Agreement.

9.2	This Agreement shall be terminated under the following circumstances:

(1)	This Agreement may be terminated upon expiration of the term of this Agreement;

(2)	This Agreement may be terminated by mutual agreement of the Parties;

(3)
Failure by either Party to comply with any of its material obligations set forth in this Agreement shall entitle the non-defaulting Party to give the defaulting Party a notice specifying the nature of the default and requiring the defaulting Party to cure its default. If such default is not cured within 30 days after such notice, the non-defaulting Party shall be entitled, without prejudice to any of its other rights under this Agreement or available to it as law or in equity, to terminate this Agreement effective upon a notice of termination to the defaulting Party.

9.3	Effect of Termination

(1)
Expiration or termination of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either Party prior to such expiration or termination, and shall not relieve either Party from its obligations which are expressly indicated to survive expiration or termination of this Agreement; such rights and obligations include, without limitation, those under [] of this Agreement.

(2)
On nay termination of this Agreement (other than by virtue of expiration of its term) the Licensee promptly shall return to the Licensor all tangible licensed Know-how and other property owned by Licensor (whether solely or jointly with the Licensee) that are in the Licensee’s possession or control.

Article 10
Miscellaneous

10.1	Unless otherwise provided in this Agreement, either party shall not transfer all or part of its rights or obligations under this Agreement without prior written consent of the other party.

10.2
This Agreement and the appendices hereto constitute the complete and integrated agreement between the two parties hereto and shall supersede any prior agreement, consent, understanding and communication upon the same subject of this Agreement between the two parties, whether oral or written.

10.3	The illegality, invalidity or unenforceability of any provision of this Agreement shall not affect the validity and enforceability of the other provisions hereof.

10.4	This Agreement or its appendices can only be amended by written agreements signed by authorized representatives of both parties.

10.5
Unless otherwise provided, the omission or delay by either party in exercising any of its rights, powers or privileges under this Agreement shall not constitute its waiver of the same rights, powers or privileges, and the exercise of a single or a part of either party's rights, powers or privileges under this Agreement will not prejudice the exercise of the other rights, powers or privileges of the same party.

10.6	This Agreement shall be governed by and construed in accordance with the laws of Samoa.

10.7
With the consent of both Parties, all matters under dispute under this Agreement may be referred to arbitration. The arbitrator’s award shall be final and binding on both Parties. The dispute shall be submitted to the Hong Kong International Arbitration Centre (HKIAC) for arbitration, which shall be conducted in Hong Kong in accordance with the HKIAC Procedures for arbitration in effect at the time of applying for arbitration.

10.8	Headings are for the convenience of reference only and shall not control the construction or interpretation of any of the provisions of this Agreement.

10.9	This Agreement may be executed in two or more counterparts, each of which shall be deemed an original for all purposes, but all of which together shall constitute one and the same instrument.

In witness whereof, the Parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date and the year first above written.

The licensor:
/s/ Zhu Lei
Zhu Lei
The Licensee

Harbin OT Pharmaceutical Co., Limited (Samoa)
/s/ Zhu Lei
Zhu Lei
Title: Director